UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported): October 4, 2011

Ciber, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13103	38-2046833
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6363 South Fiddler’s Green Circle, Suite 1400, Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 220-0100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  Ciber, Inc. (the “Company”) is filing the employment and confidentiality agreement with R. Bruce Douglas entered into as of October 4, 2011.

Mr. Douglas is the Company’s Senior Vice President and General Manager, North America.  Mr. Douglas’s employment and confidentiality agreement  provides that he is an at will employee and will perform such duties as are assigned by the Company.  The Company will pay Mr. Douglas $320,000.00 per year.  Mr. Douglas agreed that any confidential information he receives during his employment with the Company remains the property of the Company and its clients.  Following Mr. Douglas’s termination of employment, Mr. Douglas will not solicit employees or clients of the Company for a period of one year.

If Mr. Douglas’s employment is terminated by the Company without cause, or by Mr. Douglas for good reason or upon a change of control, Mr. Douglas will receive cash payments, health benefits and accelerated vesting of unvested equity awards, provided Mr. Douglas first executes a separation agreement and legal release.

The foregoing description of Mr. Douglas’s employment and confidentiality agreement is qualified in its entirety by reference to the full text of his employment and confidentiality agreement, a copy of which is filed herewith as Exhibit 99.1 and incorporated by reference.

Item 9.01(d). Exhibits.

Exhibit No.	Description

99.1	Employment and Confidentiality Agreement between CIBER, Inc. and R. Bruce Douglas dated as of October 4, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIBER, INC.

Date: April 8, 2013	By:	/s/ M. Sean Radcliffe
	Name:	M. Sean Radcliffe
	Title:	Senior Vice President, General Counsel, and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Employment and Confidentiality Agreement between CIBER, Inc. and R. Bruce Douglas dated as of October 4, 2011.